December 3, 2010

TO:	The Subscribers identified on Schedule A hereto:

We have acted as special counsel to GoEnergy, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of the Company’s Series A Preferred Stock and Series A Warrants, for the aggregate Purchase Price of $975,928 to the subscribers identified on Schedule A hereto (each a “Subscriber” and together, the “Subscribers”) in the amounts designated thereon pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Act”) as set forth in Regulation D (“Regulation D”) promulgated thereunder. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in that certain subscription agreement (the “Agreement”) by and between the Company and the Subscribers entered into at or about the date hereof.  The Agreement and the agreements described below are sometimes hereinafter referred to collectively as the “Documents.”

In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof.  As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Subscribers pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below.  We have also examined originals or copies of certain corporate documents or records of the Company as described below:

(a)	Bylaws of the Company;
(b)	Certificate of Incorporation of the Company;
(c)	Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Cumulative Convertible Preferred Stock, $.0001 Par Value Per Share;
(d)	Escrow Agreement;
(e)	Form of Agreement;
(f)	Form of Series A Common Stock Purchase Warrant (the “Warrants”); and
(g)	Minutes of the action of the Company’s Board of Directors (the “Board”) or unanimous written consent of the Board approving the Documents.

In rendering this opinion, we have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by the Subscribers, and the legal, valid and binding effect thereof on the Subscribers; and (g) that the Company and the Subscribers will act in accordance with their respective representations and warranties as set forth in the Documents.

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
1350 Avenue of the Americas, 3rd Floor, New York, NY 10019 Tel 646 837 8754 Fax 646 619 4494
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We are members of the bar of the State of New York.  We express no opinion as to the laws of any jurisdiction other than New York, Delaware and New Jersey and the federal laws of the United States of America.  We express no opinion with respect to the effect or application of any other laws.  Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

1.           The Company and each Subsidiary is duly incorporated, validly existing and in good standing in the jurisdictions of their respective formation; have qualified to do business in each state and jurisdiction where required, unless the failure to do so would not have a Material Adverse Effect on their operations; and have the requisite corporate power and authority to conduct their respective businesses, and to own, lease and operate their respective properties.

2.           The Company and each Subsidiary has the requisite corporate power and authority to execute, deliver and perform its respective obligations under the Documents.  The Documents, and the issuance of the Preferred Stock and Warrants on the Closing Date and the reservation and issuance of Conversion Shares and Warrant Shares (a) have been duly approved by the Board, as required, and (b) when issued pursuant to the Agreement and upon delivery, all of the foregoing shall be validly issued and outstanding, fully paid and non assessable.

3.           The execution, delivery and performance of the Documents by the Company and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

(a)           Violate the provisions of the Certificate of Incorporation or bylaws of the Company or any Subsidiary.

(b)           To the best of counsel's knowledge, violate any judgment, decree, order or award of any court binding upon the Company or each Subsidiary.

4.           The Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

5.           The Preferred Stock, Warrants, Conversion Shares and Warrant Shares have not been registered under the Act or under the laws of any state or other jurisdiction, and are or will be issued pursuant to a valid exemption from registration.

6.           The Company and each Subsidiary has either obtained the approval of the transactions described in the Documents from its Principal Market, if applicable, and shareholders, or no such approval is required.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
1350 Avenue of the Americas, 3rd Floor, New York, NY 10019 Tel 646 837 8754 Fax 646 619 4494
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A.           The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

B.           Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

C.           This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991), which is incorporated by reference herein. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

This opinion is rendered as of the date first written above and is solely for your benefit in connection with the Agreement and may not be relied upon or used by, circulated, quoted, or referred to, nor may any copies hereof by delivered to, any other person without our prior written consent.  We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
1350 Avenue of the Americas, 3rd Floor, New York, NY 10019 Tel 646 837 8754 Fax 646 619 4494
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SCHEDULE A TO LEGAL OPINION

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
SERIES A COMMON STOCK PURCHASE WARRANTS

SUBSCRIBER	PURCHASE PRICE	NO. OF SHARES OF PREFERRED STOCK	WARRANTS
ALPHA CAPITAL ANSTALT	$300,000	3,000	150,000
MOMONA CAPITAL LLC	$25,000	250	12,500
BRISTOL INVESTMENT FUND, LTD.	$200,000	2,000	100,000
CANYONS TRUST	$100,000	1,000	50,000
GUARDIAN TRUST COMPANY	$50,000	500	25,000
AMPERSAND MANAGEMENT SA	$100,000	1,000	50,000
TOTAL	$775,000	7,750	387,500

CONVERTIBLE DEMAND PROMISSORY NOTE
COMMON STOCK PURCHASE WARRANTS

SUBSCRIBER	PURCHASE PRICE	NO. OF SHARES OF PREFERRED STOCK	WARRANTS
BRISTOL INVESTMENT FUND, LTD.[1]	$50,311	503	25,000
DPIT 2, LLC[2]	$100,622	1,006	50,000
Global Capital Partners LLC[3]	$25,156	252	12,500
MaLette, Charles[4]	$25,156	252	12,500
TOTAL	$201,245	2,013	100,000

1 Via conversion of a 8% convertible promissory note in the principal amount of $50,000 and accrued interest in the amount of $311 at a conversion price of $.40 per share.
2 Via conversion of a 8% convertible promissory note in the principal amount of $100,000 and accrued interest in the amount of $622 at a conversion price of $.40 per share.
3 Via conversion of a 8% convertible promissory note in the principal amount of $25,000 and accrued interest in the amount of $156 at a conversion price of $.40 per share.
4 Via conversion of a 8% convertible promissory note in the principal amount of $25,000 and accrued interest in the amount of $156 at a conversion price of $.40 per share.

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
1350 Avenue of the Americas, 3rd Floor, New York, NY 10019 Tel 646 837 8754 Fax 646 619 4494
anslowlaw.com